Exhibit 10.1

AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) is made this 13th day of May, 2015 by and between Faith Realty II, LLC (“Landlord”) and Summer Infant (USA), Inc. (“Tenant”).

BACKGROUND

The Landlord and Tenant entered into that certain Lease dated March 24, 2009 (“Lease”), pursuant to which the Landlord leased to the Tenant the Premises and the Landlord’s Property.  The Landlord and Tenant desire to extend the Initial Term and to make certain other modifications to the Lease, all on the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.                                      Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Lease.

2.                                      Paragraph 5A of the Summary of Basic Terms is hereby deleted in its entirety and replaced with the following:

“5A.                       Lease Term:                            From the Commencement Date (March 24, 2009) through and including March 31, 2018, subject to extension in accordance with Section 2.4 (b).”

3.                                      Paragraph 5D of the Summary of Basic Terms is hereby amended by changing Tenant’s right to extend Lease Term for one term of five (5) years to for one term of three (3) years.

4.                                      Paragraph 9 of the Summary of Basic Terms is hereby deleted in its entirety and replaced with the following:

“9.                                Base Rent: Base Rent for the Initial Term and Extension Term shall be as follows:

	Annual	Monthly	PSF
Period	Rent	Rent	Rate

Rent Commencement Date through March 31, 2016	$390,000.00	$32,500.00	$7.50

April 1, 2016 through March 31, 2018	$429,000.00	$35,750.00	$8.25

Three (3) years of the Extension Term (if Tenant elects to exercise such extension) (April 1, 2018 through March 31, 2021)	$468,000.00	$39,000.00	$9.00	”

5.                                      Paragraph 14A of the Summary of Basic Terms is hereby amended by inserting the name of William Mote, CFO for Joseph Driscoll, CFO as the contact party for notice to the Tenant, and by replacing John M. Bello, Esq. with James Redding, Esq. as the contact party for notice to Greenberg Traurig, LLP.

6.                                      The definition of “Initial Term”, set forth in Article I of the Lease is hereby deleted in its entirety and replaced with the following:

““Initial Term” means the period beginning on the Commencement Date and extending through and including March 31, 2018.”

7.                                      Section 2.4 (a) of the Lease is hereby amended by replacing “seventh (7th)” with “ninth (9th)” in the second line thereof.

8.                                      Section 2.4 (b) is hereby amended in its entirety and replaced with the following:

“Provided an Event of Default does not then exist, Tenant shall have the right to extend the Lease Term for one (1) period of three (3) years by giving Landlord written notice specifying such extension, which notice must be received by Landlord no later than  twelve (12) months prior to the expiration of the Initial Term.  If such extension becomes effective, the Lease Term shall be automatically extended upon the same terms and conditions as were applicable to the Initial Term, except that (i) Base Rent for the Extension Term shall be the amount set forth in Item 9 of the Summary of Basic Terms, and (ii) there shall be no further right to extend or renew the Lease Term beyond the Extension Term.”

9.                                      Section 7.5 of the Lease is hereby amended by having the existing Section captioned as Section 7.5 (a) and having a new section (b) added immediately thereafter to read as follows:

“(b)                           In the event that Tenant desires from time to time to make any changes in or additions to the Landlord’s Property after the date of this Amendment, other than Permitted Alterations, then provided that Tenant complies with the provisions of Section 7.5 (a) above, in connection with such changes or additions the Landlord shall provide the Tenant an aggregate improvement allowance, not to exceed the lesser of (i) $78,000 or (ii) the verifiable cost to Tenant of such improvements undertaken by Tenant after the date of this Amendment (“Improvement Allowance”), provided, however, if the Tenant exercises its right to extend the Initial Term of the Lease then the Landlord shall provide the Tenant with an additional aggregate allowance, not to exceed the lesser of (x) $234,000 or (y) the verifiable cost to Tenant of such improvements undertaken by Tenant after the date of this Amendment (“Extended Term Improvement Allowance”).  The Improvement Allowance shall be applied to reduce the Monthly Rent during the period April 1, 2016 through March 31, 2018 in an amount equal to the quotient determined by dividing the Improvement Allowance by 24 (or, if less than 24 months remain in the Initial Term, the number of months remaining in the Initial Term). The Extended Term Improvement Allowance shall be applied to reduce the Monthly Rent during the period April 1, 2018 through March 31, 2021 in an amount equal to the quotient determined by dividing the

Extended Term Improvement Allowance by 36 (or, if less than 36 months remain in the Extension Term, the number of months remaining in the Extension Term).”

10.                               Section 13.16 of the Lease is hereby deleted in its entirety and replaced with the following:

“Section 13.16. “Tenant’s Purchase Option”.                                               At any time during the first six (6) months of the seventh (7th) Lease Year of the Initial Term Tenant shall have the option of purchasing the Landlord’s Property for $4,457,750.00 by providing Landlord with written notice of its intention to do so setting forth a closing date which is at least three (3) months prior to the expiration of the seventh (7th) Lease year of the Initial Term and not less than fifteen (15) days after the date that such notice is sent. In connection with the foregoing, Landlord agrees that other than for any mortgages that Landlord may encumber the property with during the Initial Term (which mortgages Landlord agrees it shall be responsible for paying off and discharging in the event Tenant exercises its rights under this Section 13.16) of the Lease, Landlord shall not encumber, restrict or alienate all or any portion of the Landlord’s Property without the consent of the Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant agree (i) that all closing costs, including documentary stamps, recording charges and transfer taxes, shall be allocated in accordance with customary practice in the State of Rhode Island for similar transactions and (ii) to deliver such documents, certificates and affidavits as are customarily delivered in the State of Rhode Island for similar transactions.”

11.                               Except as modified or amended hereby, the Lease is hereby ratified and affirmed.

[Signature page follows]

Tenant and Landlord, each by its duly authorized officer, has signed this Amendment as of the date first set forth above.

LANDLORD

Faith Realty II, LLC

By:	/s/ Jason P. Macari
Name:	Jason P. Macari
Title:	President

TENANT

Summer Infant (USA), Inc.

By:	/s/ William Mote
Name:	William Mote
Title:	CFO